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(TEAM HEALTH LOGO)

FOR IMMEDIATE RELEASE                                Contact:
                                                     Team Health, Inc.
                                                     Knoxville, Tennessee
                                                     David Jones, CFO
                                                     (865) 693-1000


                TEAM HEALTH ANNOUNCES FIRST QUARTER 2004 RESULTS

KNOXVILLE, TENN. - MAY 10, 2004 - Team Health, Inc. ("Team Health" or the "Company") today announced results for its first quarter ended March 31, 2004.

For the first quarter of 2004, net revenue less provision for uncollectibles ("revenue less provision") increased 9.6% to $261.4 million from $238.4 million in the first quarter of 2003. Same contract revenue less provision increased $17.1 million, or 8.0%, to $230.4 million in 2004 from $213.4 million in 2003.

During the first quarter of 2004, the Company completed a financial restructuring. The restructuring included the redemption of all of its preferred stock in the amount of $162.4 million and $91.8 million of its outstanding 12% Senior Subordinated Notes plus a call premium in the amount of $7.5 million. The Company also retired its existing senior bank debt in the amount of $199.4 million. As part of the restructuring, the Company entered into a new senior credit facility consisting of a $250.0 million term loan and an $80.0 million revolving credit facility and issued new 9% Senior Subordinated Notes in the amount of $180.0 million. Additionally, the Board of Directors declared and paid to its common shareholders a cash dividend of approximately $27.6 million on March 23, 2004 and approved a compensatory bonus to holders of stock options in the amount of $2.4 million of which $1.3 million was paid and expensed with respect to vested stock


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options in the quarter. The remaining balance of $1.1 million will be paid and expensed as the remaining stock options become vested.

As a result of refinancing costs and the compensatory bonus expense which together totaled $16.0 million before taxes, the Company reported a net loss of $36,000 in the first quarter of 2004.

The Company had previously reported a net loss of $24.8 million in the first quarter of 2003 that included a provision for professional liability losses in excess of an insured aggregate limit of $50.8 million under a commercial insurance policy that ended March 11, 2003.

As of March 31, 2004, Team Health had cash of $45.6 million and $76.9 million of available capacity under its revolving credit facility. As a result of the refinancing, the Company has total debt outstanding of $438.3 million as of March 31, 2004, compared to $299.4 million as of December 31, 2003. Included in the debt outstanding at March 31, 2004 is approximately $8.2 million of 12% Senior Subordinated Notes that were subsequently repaid in April 2004. Cash flow used in operations (after interest, taxes and changes in working capital) for the first three months ended March 31, 2004 was $1.2 million compared to cash provided by operations in the amount of $9.6 million in 2003.

Lynn Massingale, M.D., President and CEO of Team Health said, "During the first quarter we were able to take advantage of financing conditions in both the bond and bank markets to achieve several outcomes. The new financing significantly lowered the Company's overall cost of capital on an after-tax basis. In addition, the refinancing left the Company with ample liquidity in the form of available cash and revolving credit commitment to meet its ongoing needs and to allow it to take advantage of growth opportunities. As a result of the refinancing the Company's leverage ratios have increased. However, the Company has a track record of deleveraging quickly, having done so twice in the past five years as a result of its historically strong cash flow characteristics.

"During the quarter, the Company reported growth in net revenues on both an overall basis as well as on a same store basis. The growth in net revenues resulted principally from the realization of pricing increases between periods and net new contract growth. Patient volume adjusted for the leap year effect in 2004 increased less than 1%. Because of the costs incurred during the refinancing, the Company reported a net loss and negative operating cash flow in the quarter. Without the impact of


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these non-recurring costs, the Company would have reported growth in both net earnings and operating cash flows over the prior year.

"In April, the Company received the results of an actuarial study of its professional liability loss reserves for both the aggregate exposure under the previous commercial insurance policy that terminated March 12, 2003 as well as under the self-insurance program that commenced thereafter. The results of the actuarial study validated the Company's loss provisions. Overall, however, the dollar value of settlements and judgments for all physicians continues to increase in the absence of nationwide tort reform. The United States Senate again voted down caps on professional liability in April of this year. We continue to make significant strides in our risk and claims management initiatives and there have been isolated instances of tort reform at the state level.

"The TRICARE Program awarded the next generation of managed care support contracts in August 2003. The Department of Defense is currently still in the process of determining how it will procure the civilian positions that it will require going forward. This conversion process is continuing slowly and only a small number of new awards have been made thus far. The branches of the military are continuing to evaluate various options for filling their position needs including rolling over existing positions into the new managed care contracts as well as utilizing existing government contracting vehicles. The Company will continue to work closely with the military as well as with the selected TRICARE managed care firms to be in a position to respond competitively and to identify staffing opportunities under the various contracting forms.

"On a closing note, Team Health remains focused on delivering outstanding service to our hospital clients, our physicians, and the patients who receive care from them."

CONFERENCE CALL

As previously announced, Team Health will hold an investor conference call at 9:00 a.m. Eastern Time on May 11, 2004. All interested parties may listen to the call by calling (877) 234-1830. A taped replay of the call will be available after 12:00 p.m. Eastern Time Tuesday, May 11, 2004, through midnight on May 18, 2004, by calling (800) 642-1687, access code 7264111.

ABOUT TEAM HEALTH

Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 7,000 healthcare professionals who provide emergency medicine, radiology, anesthesia,


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hospitalist, urgent care and pediatric staffing and management services to over
450 civilian and military hospitals, surgical centers, imaging centers and clinics in 42 states. For more information about Team Health, visit www.teamhealth.com.

SAFE HARBOR STATEMENT

Statements in this document that are not historical facts are hereby identified as "forward looking statements" for purposes of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and
Section 27A of the Securities Act of 1933 (the "Securities Act"). Team Health, Inc. (the "Company") cautions readers that such "forward looking statements", including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Moreover, the Company, through its senior management, may from time to time make "forward looking statements" about matters described herein or other matters concerning the Company. The Company disclaims any intent or obligation to update "forward looking statements" to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.


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                                TEAM HEALTH, INC.
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                                MARCH 31
                                                       --------------------------
                                                          2004            2003
                                                       ----------      ----------
                                                               (UNAUDITED)
                                                             (IN THOUSANDS)
Net revenue                                            $  397,302      $  350,139
Provision for uncollectibles                              135,892         111,725
                                                       ----------      ----------
    Net revenue less provision for uncollectibles         261,410         238,414
Cost of services rendered
    Professional service expenses                         194,711         181,996
    Professional liability costs                           16,274          61,542
                                                       ----------      ----------
        Gross profit (loss)                                50,425          (5,124)
General and administrative expenses                        24,694          21,463
Management fee and other expenses                             157             125
Depreciation and amortization                               3,485           5,523
Interest expense, net                                       7,318           6,215
Refinancing costs                                          14,731              --
                                                       ----------      ----------
        Net earnings (loss) before income taxes                40         (38,450)
Provision (benefit) for income taxes                           76         (13,641)
                                                       ----------      ----------
Net loss                                                      (36)        (24,809)
Dividends on preferred stock                                3,602           3,561
                                                       ----------      ----------
  Net loss attributable to common stockholders         $   (3,638)     $  (28,370)
                                                       ==========      ==========


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                                TEAM HEALTH, INC.
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                       MARCH 31     DECEMBER 31,
                                                         2004           2003
                                                      ----------     ----------
Cash and cash equivalents                             $   45,624     $  100,964
Long-term debt, including current portion                438,250        299,415
Accounts receivable, net                                 167,275        167,957
Capital expenditures, year to date                           925          8,972




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